Articles of Association

of

Funan Allied United Farmer Products Co., Ltd.

（amended on September 28, 2023）

Chapter 1 General Provisions

Article 1 In accordance with the provisions of the Company Law of the People’s Republic of China (hereinafter “Company Law”) and other relevant laws and regulations, Funan County Agriculture Investment Co., ltd., Anhui Hongrenyuanda Agriculture Consulting Co., Ltd., Fuyang Zhihan Agriculture Information Consulting Co., Ltd., and Hainan ESG Technology Co., Ltd. commonly invest to establish Funan Allied United Farmer Products Co., Ltd., specially formulating this Articles of Association.

Article 2 If any of the provisions in this Articles of Association are inconsistent with laws, regulations and rules, the provisions of laws, regulations and rules shall prevail.

Chapter 2 Company Name and Address

Article 3 Company Name: Funan Allied United Farmer Products Co., Ltd.

Article 4 Company address: South side of Yunhe East Road, Funan County Economic Development Zone, Fuyang City, Anhui Province.

Chapter 3 Company Business Scope

Article 5 The Company’s business scope: general: mushroom growing; vegetable growing; primary processing, retail, and wholesale of agriculture produces for food; import and export of food; research and development of bio-organic fertilizer; sale of fertilizer; research and development of composting process improving; technology research and development of waste resourcing of agriculture and forest; production, sale, processing, transportation, storage and other related services of agriculture produces; packing services; online sale of food (only for pre-packing food); services of agriculture production related technology, information and facility construction etc.; technology services, developing, consulting, communication, transfer and promoting; technology import and export; sale of plastic package container and tool products (except one that need production permit certificate); manufacture and sale of food; manufacture of paper package and container product for food; manufacture of fertilizer (Projects that require approval according to law can only be carried out on business activities after approval by relevant departments).

Chapter 4 The Registered Capital of Company、the Name of the Shareholder、the Method of Investment, the Amount of Investment, and the Time of Investment

Article 6 The registered capital of the Company (subscribed): 100.1 million yuan RMB. Contributed by September 28, 2023.

Article 7 The name of the shareholder, the amount of capital contribution subscribed and the amount actually paid after the subscription, the capital contribution time and investment methods are as follows:

Name of shareholder	Capital contribution subscribed by shareholder
	Amount contributed (000)	Date contributed (year/month/day)	Method of contribution
Anhui Hongrenyuanda Agriculture Consulting Co., Ltd.	25,505	May 18, 2020	Currency
Hainan ESG Technology Co., Ltd.	72,595	June 13, 2023	Currency

(1) Shareholder is responsible to the Company with its contributed amount as limitation;

(2) Shareholder shall pay in full and on time the amount of capital contributions stipulated in the Company’s articles of association. Shareholder did not pay according to the Company’s article of association, except pay in full, it shall assume breach liability to a shareholder who paid according to the Company’s article of association.

(3) A shareholder who abuses the Company’s independent status as a legal person and the limited liability of shareholders to evade debts and seriously damages the interests of the Company’s creditors shall bear joint and several liability for the Company’s debts.

(4) The Company shall disclose the amount of capital contribution subscribed by shareholder, the method of capital contribution, the period of capital contribution and the payment status on the corporate credit information disclosure system in accordance with the law and within the prescribed time limit.

Chapter 5: The Organization of the Company, its Formation Methods, Powers, and Rules of Communication

Article 8 Shareholder committee is composed of all shareholders as power organ with the following powers:

(1) Determine the Company’s business operating policy and equity plan;

(2) Elect or replace executive director and supervisory director, and decide the compensation of executive director and supervisory director;

(3) Review and approve the executive director’s report;

(4) Review and approve the supervisory director’s report;

(5) Review and approve the Company’s annual financial budget plan and final actual execution plan;

(6)Review and approve the Company’s profit distribution plan and loss replenishing plan;

(7) Make a resolution to increase or decrease the Company’s registered capital;

(8) Make decisions on issuing the Company’s debt coupon;

(9) Make resolutions on Company merger, division, dissolution, liquidation or change of Company formation;

(10) Modify the Company’s articles of association:

Article 9 The shareholder committee’s first meeting is called and hosted by the shareholder who contributes the largest.

Article 10 The resolution of shareholder committee is voted by shareholders with its contribution percentage according to the article of association.

Article 11 Shareholder committee meeting includes fixed date meeting and temporary meetings.

To call a shareholder committee meeting should give notice to all shareholders by 15 days ahead. Fixed date meeting should be called on time annually. Shareholders with one tenth of vote power, executive director or supervisory director proposes a temporary meeting, it should be called.

Article 12 Shareholder Committee meeting is called and hosted by executive director. When executive director cannot perform or does not perform the responsibility of calling shareholder committee meeting, supervisory director will call and host it; when supervisory director does not call or host it, shareholders representing more than one tenth of vote right may call and host it.

Article 13 For the resolution of amending article of association, increase or decrease registered capital, the merger, split, or dissolution of the Company, or the change of company formation, it must be voted for by shareholders with more than two third of vote rights.

Article 14 The Company does not set up the Board of Directors and only appoint a executive director. The executive director is the Company’s legal representative and is responsible to the shareholder committee after being elected by shareholder committee for three year term that may renewed by re-eclection. Shareholder committee may not fire executive director without reason.

Article 15 Executive director shall exercise the following powers:

(1)	To call shareholder committee meeting and report to shareholder committee;

(2)	To execute the resolution of shareholder committee;

(3)	To review and decide the Company’s operation plan and investment proposal;

(4)	To decide annual financial budget plan and final actual execution plan;

(5)	To decide the Company’s profit distribution plan and loss replenishing plan;

(6)	To decide the proposal to increase or decrease the Company’s registered capital and issue the Company’s debt coupon;

(7)	To decide the proposal of the Company merger, division, dissolution, liquidation or change of Company formation;

(8)	To decide the setup of internal management organization;

(9)	To name the appointment or dismissal of the Company’s manager and compensation and decide the appointment or fire of deputy manager, accounting manager and compensation after the naming by the manager;

(10) To decide the Company’s basic management policy.

Article 16 The Company shall have a manager, whose appointment or dismissal shall be decided by the executive director. The manager reports to the executive director and exercises the following powers:

(1) Preside over the Company’s production, operation and management work, and organize the implementation of shareholder committee’s decisions;

(2) Organize and implement the Company’s annual business plan and investment plan;

(3) Formulate a plan for the establishment of the Company’s internal management organization;

(4) Formulate the Company’s basic management system:

(5) Formulate the Company’s specific regulations;

(6) Propose the appointment or dismissal of the Company’s deputy manager and financial director;

(7) Decide to appoint or dismiss responsible management personnel except those who are appointed or dismissed by the executive director;

(8) Other powers granted by the executive director.

Article 17 The Company shall have one supervisory director. The term of a supervisory director shall be three years. Upon the expiration of the term, the supervisory director may be re-elected.

Article 18 Supervisory director shall exercise the following powers:

(1) Check the Company’s finances;

(2) Supervise the Corporate behavior of executive directors and senior managers; to advise on the dismissal of executive director or senior managers for their breach of law, administrative regulations, article of association, or the resolutions of shareholder committee;

(3) Require the executive directors and senior managers to make corrections when the actions of executive directors and senior managers damage the interests of the Company;

(4) Propose to call temporary shareholder committee meeting. For executive director’s failure to perform the responsibility of calling and hosting shareholder committee meeting, to call and host shareholder committee meeting;

(5) make proposal to shareholder committee meeting;

(6) Initiate lawsuits against executive directors and senior managers in accordance with Article 151 of the Company Law.

Chapter 6 Legal Representative of the Company

Article 19 The executive director is the legal representative of the Company. Term is three years. The executive director is elected by shareholder committee and may be re-elected after the expiration of term.

Chapter 7 Other Matters Deemed necessary by Shareholder Committee Meeting

Article 20 Shareholders may transfer their part or all of equity to each other. When the percentage of shareholders equity is changed, the Company should file article or association or article of association amendment with the registration organ.

Article 21 Shareholder transfers equity to a person who is not shareholder after it is approved by shareholders with more than 50% equity. Shareholder should notify other shareholders in writing for opinion on the equity transfer. Other shareholders should respond within 30 days after receiving it. Or else it is regarded as agreement. When other shareholders more than 50% do not agree on the transfer, shareholders who disagree on it should purchase the transferred equity. Or else, it is regarded as agreement. For transferred equity agreed by shareholders, other shareholders has the right of first refusal to buy it at the same condition. When two or more shareholders claim the right of first refusal, they should negotiate the percentage to buy by each; For failure to negotiation, it will follow each percentage of contributed capital.

Article 22 The Company’s business period is 20 years, calculated from the date when the Company’s “Enterprise Legal Person Business License” is issued.

Article 23 If any of the following circumstances occurs, the Company’s liquidation team shall apply to the original Company registration authority for dissolution within 30 days from the date of completion of the Company’s liquidation:

(1)	The Company was declared bankrupt according to law

(2) The business period stipulated in the Company’s articles of association expires or other reasons for dissolution stipulated in the Company’s articles of association occur, except where the Company continues to exist by amending the Company’s articles of association;

(3) Shareholders decide to dissolve；

(4) The business license has been revoked, ordered to close, or revoked in accordance with the law;

(5) The People’s Court shall order to be dissolved in accordance with the law;

(6) Other dissolution situations stipulated by laws and administrative regulations.

Chapter 8 Supplementary Provisions

Article 24 Company registration matters shall be subject to the approval of the Company registration authority.

Article 25 This Article of Association shall be made in triplicate and one copy shall be submitted to the Company registration authority.

Legal representative signature in person (Signaturel)

Funan Allied United Farmer Products Co., Ltd. (seal)

2023 year 9 month 28 day